   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 25, 2002


                                                    REGISTRATION NO. 333 - 81268
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                             DYCOM INDUSTRIES, INC.

             (Exact name of Registrant as specified in its charter)

               FLORIDA                                  1632                                59-1277135
   (State or Other Jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
    Incorporation or Organization)          Classification Code Number)               Identification Number)

                         4440 PGA BOULEVARD, SUITE 500
                       PALM BEACH GARDENS, FLORIDA 33410
                                 (561) 627-7171
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------

                              MARC R. TILLER, ESQ.
                             DYCOM INDUSTRIES, INC.
                         4440 PGA BOULEVARD, SUITE 500
                       PALM BEACH GARDENS, FLORIDA 33410
                                 (561) 627-7171
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                   COPIES TO:

                 STEPHEN M. BESEN, ESQ.                                   HOWARD B. ADLER, ESQ.
                  SHEARMAN & STERLING                                  GIBSON, DUNN & CRUTCHER LLP
                  599 LEXINGTON AVENUE                                 1050 CONNECTICUT AVE., N.W.
                NEW YORK, NEW YORK 10022                               WASHINGTON, D.C. 20036-5306
                     (212) 848-4000                                           (202) 955-8500

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement becomes effective and upon consummation of the transactions described in the enclosed prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] Registration No. 333-81268
                             --------------------------





--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 EXPLANATORY NOTE



     This Post-Effective Amendment No. 1 amends the Registration Statement on Form S-4 (Registration No. 333-81268), relating to the merger of Troy Acquisition Corp., a wholly owned subsidiary of Dycom Industries, Inc., with and into Arguss Communications, Inc. (the "Merger"), that was declared effective by the Securities and Exchange Commission on February 12, 2002. This Post-Effective Amendment No. 1 includes as exhibits the tax opinions delivered by Shearman & Sterling, counsel to Dycom, and Gibson, Dunn & Crutcher LLP, special counsel to Arguss, regarding United States federal income tax matters, delivered in connection with the closing of the Merger on February 21, 2002.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Florida Business Corporation Act. Section 607.0850(1) of the FBCA provides that a Florida corporation, such as Dycom, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 607.850 of the FBCA further provides that: (i) to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided pursuant to Section
607.0850 is not exclusive; and (iii) the corporation shall have the power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 607.0850.

     Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director or officer if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     Section 607.0831 of the FBCA provides that a director of a Florida corporation, such as Dycom, is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his or her duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     By-laws. Dycom's by-laws provide that, except as prohibited under Florida law, it shall indemnify any person who was or is made a party to any proceeding by reason of the fact that he or she was or is a director or officer of the corporation, or a director or officer of the corporation serving as a trustee or fiduciary of an employee benefit plan of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof. Dycom maintains insurance policies insuring its directors and officers against certain liabilities they may incur in their capacity as directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) List of Exhibits.

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
  2        Agreement and Plan of Merger, dated as of January 7, 2002, among Dycom Industries, Inc., Troy Acquisition Corp. and
           Arguss Communications, Inc. (included as Annex A to the
           prospectus forming a part of this Registration Statement and incorporated herein by reference).
  3.1(i)1  Articles of Incorporation of Dycom (incorporated by reference herein to Exhibit 3.01 of Dycom's Registration
           Statement on Form S-1 filed with the Commission on October
           29, 1986, File No. 033-09820).
  3.1(i)2  Articles of Amendment to the Articles of Incorporation of
           Dycom (incorporated by reference herein to Exhibit 3.01 of
           Dycom's Registration Statement on Form S-1 filed with the
           Commission on October 29, 1986, File No. 033-09820).
  3.1(i)3  Articles of Amendment to the Articles of Incorporation of
           Dycom, dated November 30, 1999 and filed with the Secretary of State of Florida on December 17, 1999 (incorporated by
           reference herein to Exhibit 3.1(i)(3) of Dycom's
           Registration Statement on Form S-4 filed with the Commission on January 23, 2002, File No. 333-81268).
  3.1(i)4  Articles of Amendment to the Articles of Incorporation of
           Dycom, dated April 6, 2001 (incorporated herein by reference to Exhibit 3 of Dycom's Quarterly Report on Form 10-Q for
           the quarter ended April 22, 2001, as filed on June 11, 2001,
           File No. 001-10613).
  3(ii)    Amended By-laws of Dycom, as amended on May 24, 1999
           (incorporated by reference herein to Exhibit 3(ii) of
           Dycom's Registration Statement on Form S-4 filed with the
           Commission on January 23, 2002, File No. 333-81268).
  4.1      Description of Dycom's Capital Stock (incorporated by
           reference herein to Dycom's Registration Statement on Form
           S-3 filed with the Commission on October 23, 2000, File No.
           333-48398).
  4.2      Shareholder Rights Agreement, dated April 4, 2001, between
           Dycom Industries, Inc. and the Rights Agent (which includes the Form of Rights Certificate, as Exhibit A, the Summary of
           Rights to Purchase Preferred Stock, as Exhibit B, and the
           Form of Articles of Amendment to the Articles of
           Incorporation for Series A Preferred Stock, as Exhibit C
           (incorporated herein by reference to Exhibit 1 to Dycom's
           Form 8-A filed April 6, 2001, File No. 001-10613).

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
  4.3      Registration Rights Agreement, dated as of March 31, 1999, among Dycom Industries, Inc., Gary E. Ervin, Timothy W.
           Ervin, Robert W. Ervin, Keith E. Walker, Robert J. Chastain,
           Charles T. McElroy and Penny J. Ward (incorporated herein by reference to Exhibit 4(i) of Dycom's Current Report on Form
           8-K filed April 15, 1999, File No. 001-10613).
  4.4      Registration Rights Agreement, dated as of March 8, 2000,
           among Dycom Industries, Inc., Daniel B. Fugal and Guy L.
           Fugal (incorporated herein by reference to Exhibit 4(i) of
           Dycom's Current Report on Form 8-K filed on March 17, 2000,
           File No. 001-10613).
  5        Opinion of Marc R. Tiller, Esq., General Counsel of Dycom,
           as to the validity of the securities being registered
           (incorporated herein by reference to Exhibit 5 of Dycom's
           Registration Statement on Form S-4 filed with the Commission on February 5, 2002, File No. 333-81268).
  8        Opinion of Shearman & Sterling regarding United States
           federal income tax aspects of the offer and the merger
           (incorporated herein by reference to Exhibit 8 of Dycom's
           Registration Statement on Form S-4 filed with the Commission on January 23, 2002, File No. 333-81268).
  8.1      Opinion of Shearman & Sterling regarding the United States federal income tax treatment of the offer and the merger.
  8.2      Opinion of Gibson, Dunn & Crutcher LLP regarding the United
           States federal income tax treatment of the offer and the
           merger.
 *8.3      Opinion of Shearman & Sterling regarding the United States federal income tax treatment of the offer and the merger.
 *8.4      Opinion of Gibson, Dunn & Crutcher LLP regarding the United
           States federal income tax treatment of the offer and the
           merger.
 10.1      Second Amended and Restated Credit Facility Agreement, dated as of April 27, 1999 (incorporated herein by reference to
           Exhibit 10(i) of Dycom's Current Report on Form 8-K filed on
           April 29, 1999, File No. 001-10613).
 10.2      Second Amended and Restated Security Agreement, dated as of
           April 27, 1999 (incorporated herein by reference to Exhibit
           10(ii) of Dycom's Current Report on Form 8-K filed April 29,
           1999, File No. 001-10613).
 10.3      Second Amended and Restated Guarantee Agreement, dated as of
           April 27, 1999 (incorporated herein by reference to Exhibit
           10(iii) of Dycom's Current Report on Form 8-K filed April
           29, 1999, File No. 001-10613).
 10.4      Amendment two to second amended and restated credit facility agreement dated as of April 27, 1999, dated as of December
           12, 2000 (incorporated herein by reference to Dycom's
           Quarterly Report on Form 10-Q filed March 13, 2001, File No.
           001-10613).
 10.5      Amendment three to second amended and restated credit
           facility agreement dated as of April 27, 1999, dated June 4,
           2001 (incorporated herein by reference to Exhibit 10.2 of
           Dycom's Annual Report on Form 10-K for the fiscal year ended
           July 28, 2001 and filed on October 10, 2001, File No.
           001-10613).
 10.6      1988 Incentive Stock Option Plan (incorporated herein by
           reference to Exhibit A of Dycom's Definitive Proxy Statement filed September 30, 1998, File No. 001-10613).
 10.7      1991 Incentive Stock Option Plan (incorporated herein by
           reference to Exhibit A of Dycom's Definitive Proxy Statement filed November 5, 1991, File No. 001-10613).
 10.8      Employment Agreement for Thomas R. Pledger (incorporated
           herein by reference to Exhibit 10.6 of Dycom's Annual Report on Form 10-K for the fiscal year ended July 31, 1999 and
           filed on October 7, 1999, File No. 001-10613).
 10.9      Employment Agreement for Steven E. Nielsen (incorporated
           herein by reference to Exhibit 10.7 of Dycom's Annual Report on Form 10-K for the fiscal year ended July 31, 1999 and
           filed on October 7, 1999, File No. 001-10613).
 10.10     Employment Letter for Robert J. Gluck (incorporated herein by reference to Exhibit 10.8 of Dycom's Annual Report on
           Form 10-K for the fiscal year ended July 31, 1999 and filed on October 7, 1999, File No. 001-10613).

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
 10.11     Employment Agreement with Richard L. Dunn (incorporated
           herein by reference to Exhibit 10.2 of Dycom's Quarterly
           Report on Form 10-Q for the quarter ended April 29, 2000 and filed on June 9, 2000, File No. 001-10613).
 10.12     Employment Agreement for Dennis O'Brien (incorporated herein by reference to Exhibit 10.6 of Dycom's Annual Report on
           Form 10-K for the fiscal year ended July 28, 2001 and filed on October 10, 2001, File No. 001-10613).
 10.13     Stock Purchase Agreement, dated as of March 12, 1999,
           between Dycom Industries, Inc. and Gary E. Ervin, Timothy W.
           Ervin and Robert W. Ervin (incorporated herein by reference to Exhibit 2(i) of Dycom's Current Report on Form 8-K filed
           April 15, 1999, File No. 001-10613).
 10.14     Agreement and Plan of Merger, dated as of March 12, 1999,
           among Apex Digital TV, Inc., Dycom Acquisition Corporation
           III, Dycom Industries, Inc. and Gary E. Ervin, Timothy W.
           Ervin, Robert W. Ervin, Keith E. Walker, Robert J. Chastain,
           Charles T. McElroy and Penny J. Ward (incorporated herein by reference to Exhibit 2(ii) of Dycom's Current Report on Form
           8-K filed April 15, 1999, File No. 001-10613).
 10.15     Agreement and Plan of Merger, dated as of February 14, 2000, among Niels Fugal Suns Company, Dycom Acquisition
           Corporation IV, Dycom Industries, Inc. and Guy L. Fugal and
           Daniel B. Fugal (incorporated herein by reference to Exhibit
           2(i) of Dycom's Current Report on Form 8-K filed March 17,
           2000, File No. 001-10613).
 21        Subsidiaries of Dycom (incorporated herein by reference to
           Exhibit 21 of Dycom's Annual Report on Form 10-K for the
           fiscal year ended July 28, 2001).
 23.1      Consent of Deloitte & Touche LLP (for Dycom Industries,
           Inc.) (included in Amendment No. 2 to Dycom's Registration
           Statement on Form S-4 filed on February 12, 2002, File No.
           333-81268).
 23.2      Consent of KPMG LLP (for Arguss Communications, Inc.) (for
           Dycom Industries, Inc.) (included in Amendment No. 2 to
           Dycom's Registration Statement on Form S-4 filed on February
           12, 2002, File No. 333-81268).
 23.3      Consent of Marc R. Tiller, Esq., General Counsel of Dycom
           (included in the opinion filed as Exhibit 5 of Dycom's
           Registration Statement on Form S-4 filed with the Commission on February 5, 2002, File No. 333-81268).
 23.4      Consent of Shearman & Sterling, counsel to Dycom (included in the opinion filed as Exhibit 8 of Dycom's Registration
           Statement on Form S-4 filed on January 23, 2002, File No.
           333-81268).
 23.5      Consent of Shearman & Sterling (included in the opinion
           filed as Exhibit 8.1 to this Registration Statement).
 23.6      Consent of Gibson, Dunn & Crutcher LLP (included in the
           opinion filed as Exhibit 8.2 to this Registration
           Statement).
 24        Power of Attorney (included on the signature page of Dycom's
           Registration Statement on Form S-4 filed on January 23,
           2002, File No. 333-81268).
 99.1      Stockholders' Agreement, dated as of January 7, 2002, among
           Dycom, Troy Acquisition Corp., Arguss Communications, Inc.
           and certain stockholders of Arguss Communications, Inc.
           (included as Annex B to the prospectus forming a part of
           this Registration Statement and incorporated herein by
           reference).
 99.2      Confidentiality Agreement, dated as of December 11, 2001,
           between Dycom Industries, Inc. and Arguss Communications,
           Inc. (incorporated herein by reference to Exhibit 99.2 of
           Dycom's Registration Statement on Form S-4 filed with the
           Commission on January 23, 2002, File No. 333-81268).
 99.3      Opinion of Allen & Company Incorporated (included as Annex C to the prospectus forming a part of this Registration
           Statement and incorporated herein by reference).

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
 99.4      Consent of Allen & Company Incorporated (for Dycom
           Industries, Inc.) (included in Amendment No. 2 to Dycom's
           Registration Statement on Form S-4 filed on February 12,
           2002, File No. 333-81268).
 99.5      Form of Letter of Transmittal (incorporated herein by
           reference to Exhibit 99.5 of Dycom's Registration Statement on Form S-4 filed with the Commission on January 23, 2002,
           File No. 333-81268).
 99.6      Form of Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit 99.6 of Dycom's Registration
           Statement on Form S-4 filed with the Commission on January
           23, 2002, File No. 333-81268).
 99.7      Form of Letter to Brokers, Dealers, Commercial Banks, Trust
           Companies and Other Nominees (incorporated herein by
           reference to Exhibit 99.7 of Dycom's Registration Statement on Form S-4 filed with the Commission on January 23, 2002,
           File No. 333-81268).
 99.8      Form of Letter to Clients (incorporated herein by reference to Exhibit 99.8 of Dycom's Registration Statement on Form
           S-4 filed with the Commission on January 23, 2002, File No.
           333-81268).
 99.9      Guidelines for Certification of Taxpayer Identification
           Number on Substitute Form W-9 (incorporated herein by
           reference to Exhibit 99.9 of Dycom's Registration Statement on Form S-4 filed with the Commission on January 23, 2002,
           File No. 333-81268).
 99.10     Summary Advertisement as published in The Wall Street
           Journal on January 23, 2002 (incorporated herein by
           reference to Exhibit 99.10 of Dycom's Registration Statement on Form S-4 filed with the Commission on January 23, 2002,
           File No. 333-81268).
 99.11     Joint Press Release dated January 7, 2002 (incorporated
           herein by reference to Exhibit 99.1 of Dycom's Current
           Report on Form 8-K dated January 7, 2002, File No.
           001-10613).
 99.12     Joint Press Release dated January 7, 2002 (incorporated
           herein by reference to Exhibit 99.1 of Arguss' Current
           Report on Form 8-K dated January 8, 2002, File No.
           001-16257).

---------------
 * Filed herewith

(b) Not applicable.

(c) Not applicable.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

     (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on February 25, 2002.


                                          DYCOM INDUSTRIES, INC.

                                          By: /s/ STEVEN E. NIELSEN
                                            ------------------------------------
                                              Name: Steven E. Nielsen
                                              Title:   President and Chief
                                              Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                                   TITLE                      DATE
                     ---------                                   -----                      ----

                         *                           (Director and Principal          February 25, 2002
---------------------------------------------------  Executive Officer)
                 Steven E. Nielsen

                         *                           (Principal Financial and         February 25, 2002
---------------------------------------------------  Accounting Officer)
                  Richard L. Dunn

                         *                           Director                         February 25, 2002
---------------------------------------------------
                 Joseph M. Schell

                         *                           Director                         February 25, 2002
---------------------------------------------------
                  Tony G. Werner

                         *                           Director                         February 25, 2002
---------------------------------------------------
                Kristina J. Johnson

                         *                           Director                         February 25, 2002
---------------------------------------------------
                 Ronald P. Younkin

            *By: /s/ STEVEN E. NIELSEN                                                February 25, 2002
   ---------------------------------------------
                 Steven E. Nielsen
                 Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
  2        Agreement and Plan of Merger, dated as of January 7, 2002, among Dycom Industries, Inc., Troy Acquisition Corp. and
           Arguss Communications, Inc. (included as Annex A to the
           prospectus forming a part of this Registration Statement and incorporated herein by reference).
  3.1(i)1  Articles of Incorporation of Dycom (incorporated by reference herein to Exhibit 3.01 of Dycom's Registration
           Statement on Form S-1 filed with the Commission on October
           29, 1986, File No. 033-09820).
  3.1(i)2  Articles of Amendment to the Articles of Incorporation of
           Dycom (incorporated by reference herein to Exhibit 3.01 of
           Dycom's Registration Statement on Form S-1 filed with the
           Commission on October 29, 1986, File No. 033-09820).
  3.1(i)3  Articles of Amendment to the Articles of Incorporation of
           Dycom, dated November 30, 1999 and filed with the Secretary of State of Florida on December 17, 1999 (incorporated by
           reference herein to Exhibit 3(i)3 of Dycom's Registration
           Statement on Form S-4 filed with the Commission on January
           23, 2002, File No. 333-81268).
  3.1(i)4  Articles of Amendment to the Articles of Incorporation of
           Dycom, dated April 6, 2001 (incorporated herein by reference to Exhibit 3 of Dycom's Quarterly Report on Form 10-Q for
           the quarter ended April 22, 2001, as filed on June 11, 2001,
           File No. 001-10613).
  3(ii)    Amended By-laws of Dycom, as amended on May 24, 1999
           (incorporated by reference herein to Exhibit 3(ii) of
           Dycom's Registration Statement on Form S-4 filed with the
           Commission on January 23, 2002, File No. 333-81268).
  4.1      Description of Dycom's Capital Stock (incorporated by
           reference herein to Dycom's Registration Statement on Form
           S-3 filed with the Commission on October 23, 2000, File No.
           333-48398).
  4.2      Shareholder Rights Agreement, dated April 4, 2001, between
           Dycom Industries, Inc. and the Rights Agent (which includes the Form of Rights Certificate, as Exhibit A, the Summary of
           Rights to Purchase Preferred Stock, as Exhibit B, and the
           Form of Articles of Amendment to the Articles of
           Incorporation for Series A Preferred Stock, as Exhibit C)
           (incorporated herein by reference to Exhibit 1 to Dycom's
           Form 8-A filed April 6, 2001, File No. 001-10613).
  4.3      Registration Rights Agreement, dated as of March 31, 1999, among Dycom Industries, Inc., Gary E. Ervin, Timothy W.
           Ervin, Robert W. Ervin, Keith E. Walker, Robert J. Chastain,
           Charles T. McElroy and Penny J. Ward (incorporated herein by reference to Exhibit 4(i) of Dycom's Current Report on Form
           8-K filed April 15, 1999, File No. 001-10613).
  4.4      Registration Rights Agreement, dated as of March 8, 2000,
           among Dycom Industries, Inc., Daniel B. Fugal and Guy L.
           Fugal (incorporated herein by reference to Exhibit 4(i) of
           Dycom's Current Report on Form 8-K filed March 17, 2000,
           File No. 001-10613).
  5        Opinion of Marc R. Tiller, Esq., General Counsel of Dycom,
           as to the validity of the securities being registered
           (incorporated herein by reference to Exhibit 5 of Dycom's
           Registration Statement on Form S-4 filed with the Commission on February 5, 2002, File No. 333-81268).
  8        Opinion of Shearman & Sterling regarding United States
           federal income tax aspects of the offer and the merger
           (incorporated herein by reference to Exhibit 8 of Dycom's
           Registration Statement on Form S-4 filed with the Commission on January 23, 2002, File No. 333-81268).
  8.1      Opinion of Shearman & Sterling regarding the United States federal income tax treatment of the offer and the merger.
  8.2      Opinion of Gibson, Dunn & Crutcher LLP regarding the United
           States federal income tax treatment of the offer and the
           merger.
 *8.3      Opinion of Shearman & Sterling regarding the United States federal income tax treatment of the offer and the merger.

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
 *8.4      Opinion of Gibson, Dunn & Crutcher LLP regarding the United
           States federal income tax treatment of the offer and the
           merger.
 10.1      Second Amended and Restated Credit Facility Agreement, dated as of April 27, 1999 (incorporated herein by reference to
           Exhibit 10(i) of Dycom's Current Report on Form 8-K filed
           April 29, 1999, File No. 001-10613).
 10.2      Second Amended and Restated Security Agreement, dated as of
           April 27, 1999 (incorporated herein by reference to Exhibit
           10(ii) of Dycom's Current Report on Form 8-K filed April 29,
           1999, File No. 001-10613).
 10.3      Second Amended and Restated Guarantee Agreement, dated as of
           April 27, 1999 (incorporated herein by reference to Exhibit
           10(iii) of Dycom's Current Report on Form 8-K filed April
           29, 1999, File No. 001-10613).
 10.4      Amendment two to second amended and restated credit facility agreement dated as of April 27, 1999, dated as of December
           12, 2000 (incorporated herein by reference to Dycom's
           Quarterly Report on Form 10-Q filed March 13, 2001, File No.
           001-10613).
 10.5      Amendment three to second amended and restated credit
           facility agreement dated as of April 27, 1999, dated June 4,
           2001 (incorporated herein by reference to Exhibit 10.2 of
           Dycom's Annual Report on Form 10-K for the fiscal year ended
           July 28, 2001 and filed on October 10, 2001, File No.
           001-10613).
 10.6      1988 Incentive Stock Option Plan (incorporated herein by
           reference to Exhibit A of Dycom's Definitive Proxy Statement filed September 30, 1998, File No. 001-10613).
 10.7      1991 Incentive Stock Option Plan (incorporated herein by
           reference to Exhibit A of Dycom's Definitive Proxy Statement filed November 5, 1991, File No. 001-10613).
 10.8      Employment Agreement for Thomas R. Pledger (incorporated
           herein by reference to Exhibit 10.6 of Dycom's Annual Report on Form 10-K for the fiscal year ended July 31, 1999 and
           filed on October 7, 1999, File No. 001-10613).
 10.9      Employment Agreement for Steven E. Nielsen (incorporated
           herein by reference to Exhibit 10.7 of Dycom's Annual Report on Form 10-K for the fiscal year ended July 31, 1999).
 10.10     Employment Letter for Robert J. Gluck (incorporated herein by reference to Exhibit 10.8 of Dycom's Annual Report on
           Form 10-K for the fiscal year ended July 31, 1999 and filed on October 7, 1999, File No. 001-10613).
 10.11     Employment Agreement with Richard L. Dunn (incorporated
           herein by reference to Exhibit 10.2 of Dycom's Quarterly
           Report on Form 10-Q for the quarter ended April 29, 2000 and filed on June 9, 2000, File No. 001-10613).
 10.12     Employment Agreement for Dennis O'Brien (incorporated herein by reference to Exhibit 10.6 of Dycom's Annual Report on
           Form 10-K for the fiscal year ended July 28, 2001 and filed on October 10, 2001, File No. 001-10613).
 10.13     Stock Purchase Agreement, dated as of March 12, 1999,
           between Dycom Industries, Inc. and Gary E. Ervin, Timothy W.
           Ervin and Robert W. Ervin (incorporated herein by reference to Exhibit 2(i) of Dycom's Current Report on Form 8-K filed
           April 15, 1999, File No. 001-10613).
 10.14     Agreement and Plan of Merger, dated as of March 12, 1999,
           among Apex Digital TV, Inc., Dycom Acquisition Corporation
           III, Dycom Industries, Inc. and Gary E. Ervin, Timothy W.
           Ervin, Robert W. Ervin, Keith E. Walker, Robert J. Chastain,
           Charles T. McElroy and Penny J. Ward (incorporated herein by reference to Exhibit 2(ii) of Dycom's Current Report on Form
           8-K filed April 15, 1999, File No. 001-10613).
 10.15     Agreement and Plan of Merger, dated as of February 14, 2000, among Niels Fugal Suns Company, Dycom Acquisition
           Corporation IV, Dycom Industries, Inc. and Guy L. Fugal and
           Daniel B. Fugal (incorporated herein by reference to Exhibit
           2(i) of Dycom's Current Report on Form 8-K filed March 17,
           2000, File No. 001-10613).

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
 21        Subsidiaries of Dycom (incorporated herein by reference to
           Exhibit 21 of Dycom's Annual Report on Form 10-K for the
           fiscal year ended July 28, 2001).
 23.1      Consent of Deloitte & Touche LLP (for Dycom Industries,
           Inc.) (for Dycom Industries, Inc.) (included in Amendment
           No. 2 to Dycom's Registration Statement on Form S-4 filed on
           February 12, 2002, File No. 333-81268).
 23.2      Consent of KPMG LLP (for Arguss Communications, Inc.) (for
           Dycom Industries, Inc.) (included in Amendment No. 2 to
           Dycom's Registration Statement on Form S-4 filed on February
           12, 2002, File No. 333-81268).
 23.3      Consent of Marc R. Tiller, Esq., General Counsel of Dycom
           (included in the opinion filed as Exhibit 5 of Dycom's
           Registration Statement on Form S-4 filed with the Commission on February 5, 2002, File No. 333-81268).
 23.4      Consent of Shearman and Sterling, counsel to Dycom (included in the opinion filed as Exhibit 8 of Dycom's Registration
           Statement on Form S-4 filed on January 23, 2002, File No.
           333-81268).
 23.5      Consent of Shearman & Sterling (included in the opinion
           filed as Exhibit 8.1 to this Registration Statement).
 23.6      Consent of Gibson, Dunn & Crutcher LLP (included in the
           opinion filed as Exhibit 8.2 to this Registration
           Statement).
 24        Power of Attorney (included on the signature page of Dycom's
           Registration Statement on Form S-4 filed on January 23,
           2002, File No. 333-81268).
 99.1      Stockholders' Agreement, dated as of January 7, 2002, among
           Dycom, Troy Acquisition Corp., Arguss Communications, Inc.
           and certain stockholders of Arguss Communications, Inc.
           (included as Annex B to the prospectus forming a part of
           this Registration Statement and incorporated herein by
           reference).
 99.2      Confidentiality Agreement, dated as of December 11, 2001,
           between Dycom Industries, Inc. and Arguss Communications,
           Inc. (incorporated herein by reference to Exhibit 99.2 of
           Dycom's Registration Statement on Form S-4 filed with the
           Commission on January 23, 2002, File No. 333-81268).
 99.3      Opinion of Allen & Company Incorporated (included as Annex C to the prospectus forming a part of this Registration
           Statement and incorporated herein by reference).
 99.4      Consent of Allen & Company Incorporated (for Dycom
           Industries, Inc.) (included in Amendment No. 2 to Dycom's
           Registration Statement on Form S-4 filed on February 12,
           2002, File No. 333-81268).
 99.5      Form of Letter of Transmittal (incorporated herein by
           reference to Exhibit 99.5 of Dycom's Registration Statement on Form S-4 filed with the Commission on January 23, 2002,
           File No. 333-81268).
 99.6      Form of Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit 99.6 of Dycom's Registration
           Statement on Form S-4 filed with the Commission on January
           23, 2002, File No. 333-81268).
 99.7      Form of Letter to Brokers, Dealers, Commercial Banks, Trust
           Companies and other Nominees (incorporated herein by
           reference to Exhibit 99.7 of Dycom's Registration Statement on Form S-4 filed with the Commission on January 23, 2002,
           File No. 333-81268).
 99.8      Form of Letter to Clients (incorporated herein by reference to Exhibit 99.8 of Dycom's Registration Statement on Form
           S-4 filed with the Commission on January 23, 2002, File No.
           333-81268).
 99.9      Guidelines for Certification of Taxpayer Identification
           Number on Substitute Form W-9 (incorporated herein by
           reference to Exhibit 99.9 of Dycom's Registration Statement on Form S-4 filed with the Commission on January 23, 2002,
           File No. 333-81268).

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
 99.10     Summary Advertisement as published in The Wall Street
           Journal on January 23, 2002 (incorporated herein by
           reference to Exhibit 99.10 of Dycom's Registration Statement on Form S-4 filed with the Commission on January 23, 2002,
           File No. 333-81268).
 99.11     Joint Press Release dated January 7, 2002 (incorporated
           herein by reference to Exhibit 99.1 of Dycom's Current
           Report on Form 8-K dated January 7, 2002, File No.
           001-10613).
 99.12     Joint Press Release dated January 7, 2002 (incorporated
           herein by reference to Exhibit 99.1 of Arguss' Current
           Report on Form 8-K dated January 8, 2002, File No.
           001-16257).

---------------
* Filed herewith